UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (B) OR 12 (G) OF

THE SECURITIES EXCHANGE ACT OF 1934

AUTODESK, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	94-2819853
(State of Incorporation or Organization)	(IRS Employer Identification No.)

111 McInnis Parkway, San Rafael, California	94903
(Address of principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

AMENDMENT NO. 3 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on January 5, 1996, as amended on January 8, 1996, and January 15, 1998, related to our Rights Agreement as set forth below.

Item 1.	Description of Company’s Securities to be Registered

Autodesk, Inc. (the “Company”) entered into a Rights Agreement dated as of December 14, 1995, as amended January 14, 1998 (the “Rights Agreement”) between the Company and Harris Trust and Savings Bank as Rights Agent.

On June 4, 2004, the Company and Harris Trust and Savings Bank executed an amendment (the “Amendment”) to the Rights Agreement to eliminate all requirements – sometimes referred to as “dead hand” provisions – that only “Continuing Directors” approve actions under the Rights Agreement. A “Continuing Director” was generally defined as a member of the Board of Directors who was not associated with a person commencing an unsolicited hostile takeover of the Company. As a result of the Amendment, decisions previously to be made pursuant to the Rights Agreement by Continuing Directors will now instead be made by a majority of all the directors in office at the time.

The Amendment is filed as Exhibit 4.3 to this Form 8-A/A and is incorporated herein by reference. The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 2.	Exhibits

Exhibit No.	Description

4.1(1)	Rights Agreement, dated as of December 14, 1995, between Autodesk, Inc. and the Harris Trust and Savings Bank.

4.2(2)	Amendment No. 1 to Rights Agreement, dated January 14, 1998, between Autodesk, Inc. and the Harris Trust and Savings Bank.

4.3	Amendment No. 2 to Rights Agreement, dated June 4, 2004, between Autodesk, Inc. and the Harris Trust and Savings Bank.

(1)	Incorporated herein by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 5, 1996.
(2)	Incorporated herein by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on January 15, 1998.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AUTODESK, INC.

By:	/s/ Marcia K. Sterling
Marcia K. Sterling Senior Vice President, General Counsel and Secretary

Dated: June 8, 2004